SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2007

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave, N.E., Suite 101, Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 5 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on April 25, 2007 follows:

6464 185th Ave. N.E. Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen

VP, Finance and Chief Financial Officer

Data I/O Corporation

(425) 881-6444

DATA I/O ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Redmond, Wash., April 25, 2007 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the first quarter of 2007.

Revenues for the first quarter of 2007 were $6.0 million, a decline of 6% compared with $6.4 million for the first quarter of 2006 and a decline of 28% compared with $8.4 million for the fourth quarter of 2006. Backlog at the end of the first quarter was $1.7 million.

Gross margins as a percentage of sales for the first quarter of 2007 were 55.1 percent, compared with 53.2 percent for the first quarter of 2006. This gross margin percentage improvement was primarily due to product mix changes between the two periods and favorable factory labor and overhead variances.            Operating expenses for the first quarter of 2007 were down $37,000 compared to the first quarter of 2006, before a restructuring charge of $201,000 for the first quarter of 2007. In accordance with U.S. generally accepted accounting principles (GAAP), net loss for the first quarter of 2007 was ($785,000), or ($0.09) per share, compared with a net loss of ($512,000) or ($0.06) per share for the first quarter of 2006, and compared with net income of $909,000, or $0.10 per share, for the fourth quarter of 2006.

“During the first quarter, which has been our seasonally weakest quarter, we experienced a significant reduction in sales in Asia and particularly in China,” said Fred Hume, president and CEO. “We believe that this is not a reflection of demand for Data I/O products, but a temporary weakness in the capital equipment market, and we believe this slow down is now behind us.”

“In the first quarter we continued to implement additional expense saving structure changes in each of our locations”, said Hume. “We expect these changes to significantly lower the quarterly revenue breakeven point and position us to achieve profitability.”

“One of the world’s leading mobile handset manufacturers tested a new FLX500 application solution and placed it on its authorized equipment list. An automotive customer placed an order for our APPS Automotive Performance Programming System based on our PS solution. These are two examples of the application innovation focus here at Data I/O Corporation,” said Hume. “We expect to see new revenue from these solutions in the second quarter.”

Conference Call Information

A conference call discussing the first quarter 2007 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0637, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 871332. The conference call will also be simultaneously webcast over the Internet; visit the Investor

Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE™, Sprint and UniSite families provide a wide range of device support and versatility to address a user’s many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	First Quarter

			Percent
	3/31/2007	3/31/2006	Change

Net sales	$6,028	$6,413	-6.0%
Gross margin	3,320	3,410	-2.6%
Gross margin as percent of sales	55.1%	53.2%	1.9%
Operating expenses:
Research & development	1,370	1,306	4.9%
Selling, general and administrative	2,538	2,639	-3.8%
Provision for business restructure	201	—

Operating income (loss)	(789)	(535)
Non-operating income (expense)	10	52

Income (loss) from operations before taxes	(779)	(483)
Income tax expense (benefit)	6	29

Net income (loss)	($785)	($512)

Total diluted earnings (loss) per share	($0.09)	($0.06)

Diluted weighted average shares outstanding	8,491	8,386

	CONDENSED BALANCE SHEET
	(in thousands)

	3/31/2007	12/31/2006

Cash and cash equivalents	$3,391	$2,478
Accounts receivable, net	6,950	8,496
Inventories	5,270	5,052
Other current assets	418	491
Land, building and equipment	2,892	2,852
Other long-term assets	118	122

Total assets	$19,039	$19,491

Current liabilities	$5,952	$5,762
Long-term debt	420	446
Shareholders' equity	12,667	13,283

Total liabilities and shareholders' equity	$19,039	$19,491

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 26, 2007	By _/s/Frederick R. Hume____
Frederick R. Hume
President
Chief Executive Officer

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer